EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of February 14, 2007 (this “Agreement”) between CLARK WAMBERG, LLC, a Delaware limited liability company (“Purchaser”), and CLARK, INC., a Delaware corporation and its wholly-owned subsidiary, CLARK CONSULTING, INC., a Delaware corporation (collectively, “Seller”) and W. Thomas Wamberg (“Wamberg”), as joint obligor.

W I T N E S S E T H

WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser, substantially all of the assets and properties of the Other Business Segments, as defined below, as a going concern.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1  “Accounting Firm” means Ernst & Young or, if Ernst & Young refuses to provide the services of the Accounting Firm as described in Sections 2.1(b), 2.1(c), 2.1(j), 2.1(v) and 2.3(c), such other accounting or other firm as the parties shall mutually agree.

1.2  “Baden” means the operations and business of the entity formerly known as “Baden Retirement Plan Services, Inc.” including the administration of qualified retirement plans.

1.3  “Banking Practice” means that business segment of the Seller focusing primarily on compensation consulting for community banks, executive and director benefits programs, and bank-owned life insurance to the bank market, including incentive consulting and working with banks in the design of ownership succession programs.

1.4  “Clark Benson” means the operations and business of “Clark Benson LLC,” including financial planning and wealth transfer and employee benefits consulting.

1.5  “Clark Securities” means the operations and business of “Clark Securities, Inc.”, including its functions as a registered broker dealer.

1.6  “Closing” shall have the meaning set forth in Section 3.1(a).

1.7  “Closing Date” shall have the meaning set forth in Section 5.1.

1.8  “Corporate Solutions Group” means the business of the Seller that includes Executive Benefits Practice, Banking Practice, and Clark Securities, but excluding Clark Strategic Advisors, Clark Benson and Baden.

1.9  “Clark Strategic Advisors” means the operations and business of “Clark Strategic Advisors, Inc.”, including its functions as a registered investment advisor.

1.10  “Executive Benefits Practice” means that business segment of the Seller focusing primarily on the designing, marketing, implementation, administration, and sales of corporate-owned life insurance to finance non-qualified benefit plans for companies.

1.11  “Federal Policy Group” means that business segment of the Seller focusing primarily on a variety of legislative and regulatory strategic services, including developing and implementing strategies to pursue legislative changes, anticipating and responding to proposed legislative initiatives, helping to shape administrative regulations and rulings, and raising the visibility of clients through testimony before Congress and other avenues.

1.12  “Healthcare Group” means that business segment of the Seller focusing primarily on the following services for healthcare institutions and not-for-profit companies: benefits, compensation, strategy and general consulting, placement services, and facilitating the purchase of various insurance products, including, but not limited to, traditional life insurance policies and disability and long-term care coverage.

1.13  “MedEx” means the operations and business of “National Insurance Wholesalers, Inc.”

1.14  Merger Agreement” means that certain Agreement and Plan of Merger, between Seller, AUSA Holding Company and AUSA Merger Sub, Inc., dated as of November 1, 2006.

1.15  “Other Business Segments” means all the businesses of Seller, excluding those of the Corporate Solutions Group, and shall include, but not be limited to, Healthcare Group, Clark Benson (including the minority interest in Valmark), Pearl Meyer & Partners, Baden, MedEx, Clark Strategic Advisors, Federal Policy Group, the Resource Center, and the reinsurance business.

1.16  “Pearl Meyer & Partners” means that business segment of the Seller focusing primarily on executive compensation consulting and retention programs for corporations.

1.17  “Resource Center” means that business reporting unit within the Seller that provides administrative and other services to various business units included within Seller.

1.18  “Transferred Plans” means the Clark, Inc. 401(k) Savings Plan, the Clark Consulting Health Care Plan, the Clark, Inc. Life Insurance Plan, the Clark, Inc. Long Term Disability Plan, the Clark Consulting Health Care Plan (Vision Care), the Clark, Inc. Long Term Care Insurance Plan, the Clark Consulting Flexible Benefit Plan, the Clark Consulting Short Term Disability Income Plan, and the Pearl Meyer & Partners and Healthcare Group Pre-Tax Transit Program.

Capitalized terms used and not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1  Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser those properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, to the extent that they are owned by Seller as of the Closing Date, which are specified below:

(a)  petty cash held in Seller’s offices identified on Schedule 2.1(a) not to exceed $1,000 per office location plus an amount of cash equal to the accrued liabilities through the Closing Date for all Assumed Employees, on account of paid time off and vacation;

(b)  the accounts and notes receivable as of the Closing Date (whether current or noncurrent), (1) associated with the Other Business Segments and referenced in the details from Seller’s general ledger, balance sheet and income statement, all as of the end of the third calendar quarter of 2006 that are shown on Schedule 2.1(b) (collectively, the “Accounting Data”), and (2) associated with the Resource Center and shown on Schedule 2.1(b); provided, however, that the accounts and notes receivable identified pursuant to clauses (1) and (2) of this sub-section shall be updated to take into account (A) all payments made and other activity prior to the Closing Date and (B) the receipt by Seller prior to the Closing Date of any new accounts and notes associated with the Other Business Segments; and provided, further, that if the parties are unable to resolve a dispute whether accounts or notes receivable relating to a particular contract or group of contracts falls within the scope of clause (1) or (2) of this sub-section, they shall refer the dispute for decision by the Accounting Firm, and any determination made by the Accounting Firm shall be binding on both parties.

(c)  the prepayments, prepaid expenses, deferred charges, advance payments and security deposits as of the Closing Date (collectively, the “Prepayments”), (1) associated with the Other Business Segments and referenced in the Accounting Data and (2) associated with the Resource Center and shown on Schedule 2.1(c); provided, however, that the Prepayments identified pursuant to clauses (1) and (2) of this sub-section shall be updated to take into account (A) the application of Prepayments to amounts due and owing to Seller prior to the Closing Date and (B) the receipt by Seller prior to the Closing Date of additional Prepayments associated with the Other Business Segments; and provided, further, that if the parties are unable to resolve a dispute whether a particular Prepayment falls within the scope of clause (1) or (2) of this sub-section, they shall refer the dispute for decision by the Accounting Firm, and any determination made by the Accounting Firm shall be binding on both parties.

(d)  all inventories and related supplies located at facilities, in transit to or from Seller’s facilities which are used primarily in the Other Business Segments (the “Inventory”);

(e)  Seller’s interests in the leases identified on Schedule 2.1(e) as leases to be assigned to Purchaser at Closing (the “Assigned Leases”); any licenses, permits, approvals and qualifications related to such Assigned Leases, to the extent such licenses, permits, approvals and qualifications are transferable; provided, however, that (1) Schedule 2.1(e) also identifies any real estate owned by Seller, and (2) neither Purchaser nor the Assumed Employees shall have any right to occupy on and after the Closing Date any of Seller’s office space not leased pursuant to one of the Assigned Leases (the “Retained Premises”), except as mutually agreed by the parties;

(f)  Seller’s interests in office equipment excluding all office equipment located at the Retained Premises (including, but not limited to, computers, servers, copiers and telephone equipment ) and any leases for such equipment to the extent transferable;

(g)  [intentionally left blank];

(h)  Seller’s interests in furniture, furnishings and fixtures, other than furniture, furnishings and fixtures located at the Retained Premises, and any leases for such assets to the extent transferable;

(i)  all of Seller’s interests in (1) intangible assets and intellectual property set forth on Schedule 2.1(i), including, to the extent scheduled thereon, statutory, common law and registered copyrights, patents, domain names, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans; (2) publishing and distribution rights, and associated goodwill with respect to materials pertaining to the Other Business Segments; (3) know-how and trade secrets pertaining to the Other Business Segments; provided, however, that nothing in this Agreement shall be construed to restrict the right of Seller to utilize the know-how and trade secrets primarily relating to the business of the Corporate Solutions Group; (4) registration applications for any of the foregoing; and (5) interests in and to telephone numbers and listings pertaining to Seller in telephone books and other directories (other than telephone numbers and listings for the Retained Premises, the 800 number for the Barrington office and the 800 numbers used by clients who have purchased or use bank-owned life insurance or corporate-owned life insurance); together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries;

(j)  to the extent transferable, all rights existing under (1) the contracts (“Contracts”) listed in Schedule 2.1(j), (2) all contracts providing for services by the Other Business Segments that are billed by the Other Business Segments to customers of the Other Business Segments, (3) all employment contracts with Assumed Employees and (4) all contracts pursuant to which Seller is entitled to $100,000 or less in fees or other revenues in an annual period as compensation primarily related to the Other Business Segments; provided, however, that if the parties are unable to resolve a dispute whether a particular contract or group of contracts falls within the scope of this section, they shall refer the dispute for decision by the Accounting Firm, and any determination made by the Accounting Firm shall be binding on both parties;

(k)  the right to receive all mail and other communications addressed to Seller, that relates primarily to the Other Business Segments (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments), provided that Purchaser agrees to forward any such mail and communications and payments that are not related to the Other Business Segments or are related to the Excluded Assets or are of a personal nature to any officer or employee of Seller to which such item pertains promptly after receipt;

(l)         all lists, records and files pertaining to present and past customers of the Other Business Segments; provided, however, that the sale of such lists, records and files to Purchaser shall not in any way restrict Seller’s right to market the products and services of Clark Solutions Group to the customers identified on such lists, records and files;

(m)  all lists, records, books, ledgers, files, documents, correspondence, business analyses, illustrations, proposals and records of every kind and nature pertaining to suppliers, distributors, personnel, customers and agents which relate primarily the Other Business Segments;

(n)  all business and marketing plans and proposals and pricing and cost information which relate primarily to the Other Business Segments;

(o)  all Seller’s interests in computer software (other than software used at the Retained Premises), including, to the extent transferable, licenses related thereto, proprietary or otherwise, including related source codes, data and documentation;

(p)  all creative materials (including, without limitation, photographs, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials primarily related to the Other Business Segments;

(q)  all goodwill associated with the names identified on Schedule 2.1(q);

(r)  all capital stock of those entities listed on Schedule 2.1(r) that is owned by Seller, including the corporate and financial records of such entities;

(s)  all financial and accounting records and related workpapers and correspondence pertaining solely to the Other Business Segments;

(t)  all insurance policies listed in Schedule 2.1(t) to the extent transferable;

(u)  rights under the permits and licenses listed in Schedule 2.1(u) primarily relating to the Other Business Segments to the extent transferable;

(v)  all other property (1) not referred to above which is either represented on the Balance Sheets for the Other Business Segments, dated September 30, 2006 (the “OBS Balance Sheet”), attached as Schedule 2.1(v), or (2) acquired by Seller thereafter (except for Excluded Assets or such property which has been sold or otherwise disposed of in the ordinary course of business) for use primarily in the Other Business Segments; provided, however, that if the parties are unable to resolve a dispute whether a particular asset, contract or other property falls within the scope of clause (1) of this sub-section, they shall refer the dispute for decision by the Accounting Firm, and any determination made by the Accounting Firm shall be binding on both parties.

For purposes of this Agreement, the term “Purchased Assets” means all properties, assets and rights identified in Section 2.1, as supplemented pursuant to Section 2.5, which Seller shall convey to Purchaser or shall be obligated to convey to Purchaser under this Agreement.

2.2  Excluded Assets. All assets of Seller that are not Purchased Assets are expressly excluded from the purchase and sale contemplated hereby and are referred to hereinafter as the “Excluded Assets”.

2.3  Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due all liabilities and obligations of Seller as of the Closing Date primarily relating to the Other Business Segments (the “Assumed Liabilities”), including, but not limited to, the following:

(a)  all obligations and liabilities under the Contracts and Assigned Leases;

(b)  all obligations of continued performance under executory vendor purchase orders for the purchase of supplies, equipment or services under which the supplies, equipment or services pertaining to the Other Business Segments (the “Vendor Orders”);

(c)  subject to Section 8.10 and Section 8.11, all obligations and liabilities that are due to the Assumed Employees including, but not limited to, any obligations or liabilities in connection with severance or termination payments;

(d)  accounts payable as of the Closing Date (1) associated with the Other Business Segments and referenced in the Accounting Data, and (2) associated with the Resource Center and shown on Schedule2.3(d); provided, however, that the accounts payable identified pursuant to clauses (1) and (2) of this sub-section shall be updated to take into account (A) all payments made and other activity prior to the Closing Date and (b) the addition of any new accounts payable to the other Business Segments prior to the Closing Date; and provided, further, that if the parties are unable to resolve a dispute whether a particular account payable falls within the scope of clause (1) or (2) of this sub-section, they shall refer the dispute for decision by the Accounting Firm, and any determination made by the Accounting Firm shall be binding on both parties.

(e)  all liabilities arising in connection with the litigation and other claims primarily related to the Other Business Segments, including, but not limited to, the litigation and claims listed on Schedule 2.3(e);

(f)  all liabilities arising from or relating to acts, errors or omissions of the Assumed Employees;

(g)     subject to Section 8.10(d), all liabilities under arising from or relating to the Transferred Plans; and

(h)  all obligations and liabilities under the Amended and Restated Employment Agreement, effective January 1, 2004, and the First Amended and Restated Employment Agreement on January 31, 2005, both between Seller or one or more of its affiliates and Kenneth J. Kies, as amended by letter agreement dated October 31, 2006, between Kies and Clark Consulting, Inc. (the “Letter Agreement”); provided, however, that Purchaser shall not assume any liability with respect to the $500,000 payment to Kies pursuant to the terms and conditions of the Letter Agreement.

2.4  Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any of the following liabilities or obligations of Seller (the “Excluded Liabilities”):

(a)  liabilities for any deferred compensation plan or the Clark Inc. Severance Plan and the Amendment to the Clark Inc. Severance Plan;

(b)  liabilities to be paid by Seller or AUSA Holding Company pursuant to the Merger Agreement; and

(c)  liabilities arising out of Seller’s securitization, trust preferred loan and revolving credit facility.

2.5  Supplemental Information. After execution of this Agreement and prior to the Closing Date, Purchaser may supplement the list of Purchased Assets by providing Seller with written notice of any additional assets primarily used in the Other Business Segments; provided, however, that the aggregate value of such additional assets shall not exceed $100,000 and, provided, further, that the provisions of this Section 2.5 shall not apply to updates of Schedules 2.1(b) or 2.1(c).

ARTICLE 3
CONSIDERATION FOR THE PURCHASED ASSETS

3.1  Purchase Price.

(a)  Subject to the terms and conditions of this Agreement, and in consideration of the obligations of Seller herein, the aggregate purchase price for the Purchased Assets shall be an amount equal to Fifty Five Million Five Hundred Thousand Dollars ($55,500,000.00) (the “Purchase Price”), payable at the closing of the transactions contemplated by this Agreement (the “Closing”), by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller.

(b)  The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit A attached hereto. The parties agree that such allocation shall be used by them and respected for all purposes, including income tax purposes, and that the parties shall follow such allocation for all reporting purposes under the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, Internal Revenue Service (“IRS”) Form 8594 so long as such allocation is in conformance with the rules and regulations of the Code. The Seller shall be responsible for the payment of transfer and similar taxes.

ARTICLE 4
CONDITIONS TO OBLIGATION TO CLOSE

4.1  Conditions to Purchaser’s Obligation. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Acceptance Date (as defined in the Merger Agreement):

(a)  Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(b)  all consents by third parties identified on Schedule 4.1 that (A) are required for the transfer of the Purchased Assets and the Other Business Segments to Purchaser as contemplated hereby, and (B) the absence of which would cause a breach under any law, statute, regulation, or judicial or administrative order;

(c)  consent to the transactions contemplated by this Agreement from JPMorgan Chase Bank, NA, Seller’s lender (the “Bank”), pursuant to the terms and conditions of that certain Third Amended and Restated Credit Agreement by and among Clark Consulting, Inc., certain lenders, including the Bank, and JPMorgan Securities, Inc., dated as of September 8, 2005;

(d)  there shall be no pending suit, action or proceeding by any person or by any governmental entity, in either case having a reasonable likelihood of success, and no suit, action or proceeding shall be threatened by any governmental entity (i) challenging the acquisition by Purchaser of any of the Purchased Assets, seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement, or seeking to place material limitations on the ownership of the Purchased Assets by Purchaser, (ii) seeking to prohibit or limit the ownership or operation by Purchaser of any material portion of the Other Business Segments or the Purchased Assets taken as a whole, or to compel Purchaser to dispose of or hold separate any material portion of the business or assets of the Other Business Segments taken as a whole, as a result of the transactions contemplated by this Agreement, or (iii) seeking to prohibit Purchaser from effectively controlling in any material respect the business or operations of the Other Business Segments taken as a whole;

(e)  all conditions to the closing of the Offer as contemplated by the Merger Agreement (or as contemplated by any agreement governing the terms of a Superior Proposal (as defined in the Merger Agreement)), other than the condition of the sale of the Purchased Assets as contemplated hereby, shall have been satisfied in accordance with the terms of the Merger Agreement or the agreement governing the terms of such Superior Proposal;

(f)  the representation and warranty of Seller contained in Section 10.1 of this Agreement shall be true and correct at the date hereof and as of the Closing as if made on and as of the Closing Date.

Any conditions specified in this Section may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser, except as otherwise provided in Section 9.1 (Amendment and Waiver).

4.2  Conditions to the Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Acceptance Date:

(a)  Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(b)  all consents by third parties identified on Schedule 4.1 that (A) are required for the transfer of the Purchased Assets and the Other Business Segments to Purchaser as contemplated hereby, and (B) the absence of which would cause a breach under any law, statute, regulation, or judicial or administrative order;

(c)  consent to the transactions contemplated by this Agreement from JPMorgan Chase Bank, NA, Seller’s lender (the “Bank”), pursuant to the terms and conditions of that certain Third Amended and Restated Credit Agreement by and among Clark Consulting, Inc., certain lenders, including the Bank, and JPMorgan Securities, Inc., dated as of September 8, 2005;

(d)  there shall be no pending suit, action or proceeding by any person or by any governmental entity, in either case having a reasonable likelihood of success, and no suit, action or proceeding shall be threatened by any governmental entity (i) challenging the acquisition by Purchaser of any of the Purchased Assets, seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement, or seeking to place material limitations on the ownership of the Purchased Assets by Purchaser, (ii) seeking to prohibit or limit the ownership or operation by Purchaser of any material portion of the Other Business Segments or the Purchased Assets taken as a whole, or to compel Purchaser to dispose of or hold separate any material portion of the business or assets of the Other Business Segments taken as a whole, as a result of the transactions contemplated by this Agreement, or (iii) seeking to prohibit Purchaser from effectively controlling in any material respect the business or operations of the Other Business Segments taken as a whole;

(e)  all conditions to the closing of the Offer as contemplated by the Merger Agreement (or as contemplated by any agreement governing the terms of a Superior Proposal as defined in the Merger Agreement), other than the condition of the sale of the Purchased Assets as contemplated hereby, shall have been satisfied in accordance with the terms of the Merger Agreement or the agreement governing the terms of such Superior Proposal;

(f)  Purchaser shall have satisfied its obligations pursuant to Section 8.10 below by making an offer of employment to all Assumed Employees on terms and conditions, including wages, bonus opportunities, other benefits and benefit plans no less favorable than the terms and conditions of the Assumed Employees’ employment with Seller on the Closing Date;

(g)     Seller shall have received a fairness opinion and valuation report from Keefe, Bruyette Woods to the satisfaction of the Special Committee of the Board of Directors of Seller; and

(h) the representations and warranties of Purchaser contained in this Agreement shall be true and correct at the date hereof and as of the Closing as if made on and as of the Closing Date.

Any condition specified in this Section may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller, except as otherwise provided in Section 9.1 (Amendment and Waiver).

ARTICLE 5
CLOSING TRANSACTIONS

5.1  The Pre-Closing and Closing.

(a)  Upon delivery of a notice to Seller, Purchaser and Wamberg by AUSA Holding Company (“AUSA Holding”) and AUSA Merger Sub, Inc. (“Merger Sub”) that (i) the conditions to the Offer described in Exhibit A to the Merger Agreement, other than condition (g), have been satisfied or waived (to the extent waivable) and (ii) AUSA Holding and Merger Sub are prepared to proceed with the closing of the Offer, (x) Seller and Purchaser shall each deliver a certification to AUSA Holding and Merger Sub signed by its chief executive officer certifying that all the conditions to the Closing of the transactions contemplated by this Agreement have been satisfied or waived, to the extent waivable and (y) Purchaser and Wamberg shall deliver to AUSA Holding and Merger Sub a copy of a firm commitment letter or letters from a bank or banks reasonably acceptable to AUSA Holding and Merger Sub or evidence of an escrow deposit in either case evidencing that Purchaser and Wamberg have sufficient funds immediately available to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

(b)  Subject to the conditions contained in this Agreement and in the Merger Agreement, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Vedder, Price, Kaufman & Kammholz, P.C., or such other place as may be mutually agreeable to the parties, on the first business day after receipt by Seller, Purchaser and Wamberg of the notice provided for under Section 1.01(d) of the Merger Agreement that the Offer has been consummated (the “Closing Notice”). Upon receipt of the Closing Notice by the Seller, Purchaser and Wamberg, Purchaser and Seller shall be obligated hereunder to consummate the transactions contemplated by this Agreement. The date and time of the Closing are referred to herein as the “Closing Date.”

5.2  Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 5.3 (Closing Documents).

5.3  Closing Documents.

(a)  From Seller. Subject to the conditions contained in this Agreement, Seller shall deliver or cause to be delivered to Purchaser at the Closing the following documents, duly executed by Seller where necessary to make them effective:

(i)  an officer’s certificate stating that the preconditions specified in Section 4.2 have been satisfied or waived;

(ii)  copies of all third party consents contemplated by Sections 4.2(b) and 4.2(c);

(iii)  such instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles) as are required in order to transfer title to the Purchased Assets to Purchaser;

(iv)  assignments of the Contracts and Assigned Leases;

(v)  certified copies of the resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement; and

(vi)  such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section shall be reasonably satisfactory in form and substance to Purchaser and shall be dated as of the Closing Date.

(b)  From Purchaser. Subject to the conditions contained in this Agreement, Purchaser shall deliver or cause to be delivered to Seller at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

(i)  cash in the amount of the Purchase Price payable at Closing as provided in Section 3.1;

(ii)  an officer’s certificate stating that the preconditions specified in Section 4.1 have been satisfied or waived;

(iii)  copies of all third party consents contemplated by Sections 4.1(b) and 4.1(c);

(iv)  certified copies of the resolutions duly adopted by the Board of Managers of Purchaser authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement; and

(v)  such other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

5.4  Nonassignable Contracts and Assigned Leases. To the extent that the assignment hereunder by Seller to Purchaser of the Contracts and Assigned Leases is not permitted or is not permitted without the consent of any other party to the Contract or Assigned Lease, this Agreement shall not be deemed to constitute an assignment of any such Contract or Assigned Lease if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract or Assigned Lease, and Purchaser shall assume no obligations or liabilities thereunder. Seller shall advise Purchaser promptly in writing with respect to any Contract or Assigned Lease which it knows that it will not receive any required consent. Without in any way limiting Seller’s obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts, Assigned Leases and the Purchased Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Purchaser in such reasonable and legal arrangements mutually acceptable to Purchaser and Seller to provide Purchaser with the rights and benefits, subject to the obligations, under the Contract or Assigned Lease, including enforcement for the benefit of Purchaser of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and, if requested by Purchaser (at Purchaser’s expense), Seller shall act as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require.

ARTICLE 6
INDEMNIFICATION

6.1  Indemnification by Seller. Seller agrees to and shall indemnify in full Purchaser and its officers, directors, employees, agents, shareholders and partners (collectively, the “Purchaser Indemnified Parties”) and defend and hold them harmless against any loss, liability, deficiency, Claims, damage, expense or cost (including reasonable legal expenses), that Purchaser Indemnified Parties may suffer, sustain or become subject to as a result of:

(a)  any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement;

(b)  the inaccuracy or breach of any representations or warranties made by Seller in this Agreement;

(c)  the use of the assets of the Seller other than the Purchased Assets;

(d)  any liability under the WARN Act or any similar state or local law that may result from the termination of employment with respect to employees other than the Assumed Employees;

(e)  any employee benefit plan established or maintained by Seller that is not assumed by Purchaser; or

(f)  the Excluded Liabilities;

(collectively, “Purchaser Losses”).

6.2  Indemnification by Purchaser. Purchaser agrees to indemnify in full Seller and its officers, directors, employees, agents, shareholders and partners (collectively, the “Seller Indemnified Parties”) and hold them harmless against any loss, liability, deficiency, Claims, damage, expense or cost (including reasonable legal expenses), which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of:

(a)  any breach of, or failure to perform, any agreement or covenant of Purchaser contained in this Agreement including, but not limited to, a breach of any obligation of Seller under the Merger Agreement resulting from Purchaser’s breach hereof;

(b)  the inaccuracy or breach of any representations or warranties made by Purchaser in this Agreement;

(c)  the use of the Purchased Assets and operation of the Other Business Segments by Purchaser, other than the Excluded Liabilities;

(d)  any material misstatement or omission or alleged misstatement or omission, in information supplied by Purchaser or its members included in the Offer materials, 13E-3 or 14D-9;

(e)  any liability under the WARN Act or any similar state or local law that may result from the termination of employment of any Assumed Employee;

(f)  any employee benefit plan established, assumed or maintained by Purchaser, including, but not limited to, the Transferred Plans with respect to the Assumed Employees; or

(g)  the Assumed Liabilities;

(collectively, “Seller Losses”).

6.3  Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a “Purchaser Indemnified Party” or “Seller Indemnified Party,” as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such Notifying Party’s Indemnified Parties.

(a)  In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a “Claim”), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The

Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party’s notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

(b)  In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party’s notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

6.4  Certain Litigation. In addition to Purchaser’s other obligations pursuant to this Article 6, Purchaser hereby agrees to indemnify the Seller Indemnified Parties against one-third of the amount payable by any of them as a result of the settlement of, or the entry of a judgment in, the case of epicRealm Licensing LLC vs. Franklin Covey Co. et al.; provided, however, that the maximum liability of Purchaser pursuant to this Section 6.4 shall be $250,000; and provided, further, that Seller shall have the right to exercise sole control over the defense and/or settlement of such litigation.

ARTICLE 7
TERMINATION

7.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by either Purchaser or Seller if the transaction contemplated hereby has not been consummated on or before June 30, 2007, or if there has been a material breach of covenant on the part of the other party in the covenants set forth in this Agreement and any such breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a material condition precedent to the terminating party’s obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

(b)  (i) by either Purchaser or Seller if the Merger Agreement is terminated, or (ii) by Seller pursuant to a Superior Proposal (as defined in the Merger Agreement); provided, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this subsection (b) if such party’s willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

7.2  Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller or Purchaser, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 8.4 (Expenses); and Section 8.7 (Confidentiality); provided, that in the event of any termination (other than a termination by Seller pursuant to Section 7.1(a) in circumstances where Purchaser has materially breached a covenant hereunder), Purchaser will be entitled to be reimbursed by Seller in full in cash by wire transfer on termination for the amount of Purchaser’s reasonable documented, out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the debt and equity financing).

7.3  Effect of Closing. Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 4 (Conditions to Obligations to Close) unless such waiver is made in writing.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1  Survival. The covenants and agreements set forth in this Agreement which relate to the period after the Closing Date shall survive the Closing Date. The representations and warranties set forth in this Agreement shall survive for a period of two (2) years following the Closing Date.

8.2  Mutual Assistance. Subsequent to the Closing, Seller on the one hand and Purchaser on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

8.3  Press Release and Announcements. The parties agree that the Seller may publish a press release announcing the transaction contemplated hereby. Seller shall provide such press release to Purchaser in advance and shall reasonably consider any comments of Purchaser thereon. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

8.4  Expenses. Except as provided in Section 7.2, each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. The fees of any Accounting Firm for the services described in Sections 2.1(b), 2.1(c), 2.1(j), 2.1(v) and 2.3(d) shall be split evenly between the parties.

8.5  Further Transfers. After the Closing, Seller shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting their rights in the Purchased Assets.

8.6  Transition Assistance.

(a)  From the date hereof and until two (2) years after the Closing, Seller shall not take any action which is designed or intended to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with respect to the Other Business Segments with Purchaser after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

(b)  From the date hereof and until two (2) years after the Closing, Purchaser shall not take any action which is designed or intended to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with respect to the business of the Corporate Solutions Group with Seller after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

8.7  Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchaser shall maintain the confidentiality of all information and materials received by it reasonably designated by Seller as confidential, and Purchaser shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller shall maintain the confidentiality of all information and materials regarding Purchaser and its affiliates, reasonably designated as confidential by Purchaser, and Purchaser shall maintain the confidentiality of all information and materials regarding Seller and its affiliates, reasonably designated as confidential by Seller. If the transactions contemplated by this Agreement are consummated, (a) Seller shall maintain the confidentiality of all proprietary and other non-public information regarding the Other Business Segments and the Purchased Assets and shall turn over to Purchaser all such materials in its possession, and (b) Purchaser shall maintain the confidentiality of all proprietary and other non-public information regarding the business of the Corporate Solutions Group and the Excluded Assets and shall turn over to Seller all such materials in its possession.

8.8  Remittances.

(a)  All remittances, mail and other communications relating to the Purchased Assets or the Other Business Segments received by Seller or the officers and directors of Seller at any time after the Closing Date shall be promptly turned over to Purchaser by such parties. Seller shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Other Business Segments send their remittances directly to Purchaser, and to assure that remittances from customers of the Other Business Segments which are improperly sent to Seller are not commingled with Seller’s assets and are turned over to Purchaser.

(b)  All remittances, mail and other communications relating to the Excluded Assets or the business of the Corporate Solutions Group received by Purchaser or the officers and directors of Purchaser at any time after the Closing Date shall be promptly turned over to Seller by such parties. Purchaser shall cooperate with Seller, and take such actions as Seller reasonably requests, to assure that customers of the Corporate Solutions Group send their remittances directly to Seller, and to assure that remittances from such customers which are improperly sent to Purchaser are not commingled with Purchaser’s assets and are turned over to Seller.

8.9  Efforts to Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Seller and Purchaser agree to use their respective commercially reasonable efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

8.10  Employees and Agents of Seller.

(a)  No later than five (5) business days prior to the Closing, Purchaser shall make an offer of employment, effective as of the Closing Date, to the employees of the Other Business Segments listed on Schedule 8.10(a) (the “Assumed Employees”). Seller and Purchaser agree that these offers of employment are pursuant to and caused by a sale of all or a part of the assets of Seller within the meaning of Section 2.1(e) of the Clark Inc. Severance Plan and Section 1.1(e) of the Amendment to the Clark Inc. Severance Plan. Purchaser shall periodically update Schedule 8.10(a) after the execution of this Agreement through and including the Closing Date to reflect the hiring of any new employees to provide services for the Other Business Segments. All terms and conditions of employment for each Assumed Employee, including wages, bonus opportunities, other benefits and benefit plans (other than the 1998 Stock Option Plan, 2002 Stock Option Plan, Employee Stock Purchase Plan and any other equity incentive plan, and the deferred compensation plan), shall be no less favorable in the aggregate (and shall include the same salary and bonus opportunities for such Assumed Employee) than the terms and conditions of such Assumed Employee’s employment with Seller on the date hereof and shall include those employee benefit plans of Seller adopted by Purchaser pursuant to Section 8.15 (Sponsorship of Benefit Plans). Nothing in this Agreement express or implied confers upon any of the Assumed Employees any rights to remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(b)  Except as set forth in Section 8.10(a) (Employees and Agents of Seller - offers), Purchaser is not bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for any of Seller’s employees. The terms of employment for any Assumed Employee shall be on the terms and conditions established by Purchaser and shall be contingent upon employment commencing with Purchaser only following the Closing Date.

(c)  The Seller shall be responsible for accrued liabilities through the Closing Date with respect to (i) salary, (ii) paid time off, (iii) bonus, (iv) vacation and (v) deferred compensation plans for all Seller employees other than the Assumed Employees and with respect to (i) salary, (ii) bonus and (iii) deferred compensation plans for the Assumed Employees, and must send payments to such employees on the first regularly scheduled AUSA Holding payroll payment date following the Closing Date.

(d)  To the extent permitted by law and the terms of the Transferred Plans, Purchaser shall include all employees of Seller in the Transferred Plans through and including the end of the month in which the Closing occurs; provided, however, that Seller shall reimburse Purchaser for the cost of any benefits paid by Purchaser related to the Transferred Plans for employees other than the Assumed Employees.

8.11  Separation Costs.

(a)  Subject to Section 8.11(b) below, the Seller shall be responsible for, and shall pay, the following costs in connection with employees of the Seller, including all Assumed Employees and employees who are not Assumed Employees, that result from the transactions contemplated under this Agreement: costs triggered by Seller’s change of control or similar arrangement pursuant to any employment agreement, bonus plan, stock option plan, or similar compensation arrangement or other agreement, as described on Schedule 8.11(a) (collectively, the “Separation Costs”).

(b)  Notwithstanding Section 8.11(a), above, Purchaser shall be liable for the excess of:

(i)  Separation Costs other than Separation Costs for employees of the Corporate Solutions Group (including Brockhurst and Bean) (the "Non CSG Separation Costs") (calculated after giving effect to the associated tax benefit as set forth on Schedule 8.11(a)), exceeding those assets held by Seller, as set forth on Schedule 8.11(a), as of the Closing Date, for the specific purpose of funding items included in the Non CSG Separation Costs; over

(ii)  $16 million.

(c)  To determine the Non CSG Separation Costs, vested stock options, including stock options triggered by change in control provisions, will be converted to cash for an amount per share equal to the excess of the consideration per share to be paid pursuant to the Merger Agreement, over the exercise price per share of the stock subject to the option.
8.12  Post-Closing Cooperation. To the extent that a party receives payments from customers of the other party or correspondence relating materially to the business of the other party, the party receiving such funds or correspondence shall (a) notify the other party within five business days, and (b) remit such funds or correspondence to the other party within 30 days.

8.13   Sale of Other Business Segments. Purchaser has no agreements, understandings or arrangements with any party to transfer or sell any portion of the Purchaser or Other Business Segments before, on or after the closing of the sale to Purchaser nor is Purchaser engaged on the date hereof in any discussions with any potential purchaser to do so nor will Purchaser engage prior to the Closing in any discussions with any party to do so. Purchaser agrees not to sell any of the Other Business Segments within ninety (90) days after the Closing without the prior written consent of the Seller.

8.14  No Solicitation. Unless Purchaser shall have defaulted under this Agreement in any material manner and as a result the closing under this Agreement shall not have occurred, neither the Seller nor any of its officers, directors, employees, investment bankers, attorneys or other representatives shall solicit, consider, entertain or accept any offer from any entity or person in respect of any or all of the Purchased Assets or the assets and properties of the Other Business Segments. In the event the Seller shall receive any solicitation or offer to purchase the Purchased Assets or any of them from any third party, the Seller will immediately give notice thereof in writing to Purchaser and shall inform such third party that the Purchased Assets are subject to this Agreement.

8.15  Sponsorship of Benefit Plans. The parties hereby agree that at or before the Closing Date, Seller shall transfer to Purchaser and Purchaser shall accept from Seller sponsorship of the Transferred Plans.

8.16  Transition Services. Purchaser hereby agrees that for a commercially reasonable time period, it shall permit employees of Seller (or their replacements) to occupy the office space currently occupied by such employees in the premises leased pursuant to the Assigned Leases and shall allow Seller to share in the use of the software and hardware included in the Purchased Assets.

8.17  Purchaser’s Use of “Clark” Name.

(a) Purchaser shall cause the Other Business Segments to use commercially reasonable efforts to transition away from the mark “Clark Consulting” as promptly as possible after Closing and shall cease using the mark and any marks or materials which suggest an affiliation between Seller and Purchaser or the Other Business Segments permanently no later than 6 months after the Closing Date. Purchaser shall have such rights to use the mark “Clark Consulting” as are provided in any distribution agreement between Purchaser and Clark Consulting.

(b) Seller shall not object to Purchaser’s use of the mark “Clark” (the “Clark Mark”) as part of a composite trademark or service mark in which the name “Wamberg” is used in conjunction with the name “Clark” (the “Composite Mark”) in connection with the conduct of the business of the Other Business Segments; provided, however, that Purchaser hereby agrees not to (1) incorporate the Composite Mark in any logo that is deceptively similar to any logo being used by Seller, (2) use the Composite Mark in any style or color of type that is deceptively similar to the style or color of the Clark Mark used by Seller, or (3) use the Composite Mark in connection with any material that is obscene, defamatory, libelous or otherwise offensive to a reasonable person, fraudulent, misleading or a violation of law.

(c) Except as provided in Sections 8.17(a) and (b), Purchaser shall change the legal name of any of the entities purchased pursuant to Section 2.1(r) whose legal name includes the Clark Mark to a name which does not include the Clark Mark no later than thirty (30) days after the Closing Date; provided, however, that Purchaser shall have no obligation to change the name of Clark Benson, LLC.

(d) Purchaser acknowledges that any damage caused to Seller by reason of a breach by Purchaser of its obligations under this Section 8.17 could not be adequately compensated for in monetary damages alone; therefore, Purchaser agrees that in addition to any other remedies, at law or otherwise, Seller shall be entitled to specific performance or an injunction restraining and enjoining any violation of this Section 8.17.

8.18  Certain Recoveries under Seller’s Insurance Policies. Purchaser may make copies of any of Seller’s insurance policies that may provide coverage for any Assumed Liabilities incurred prior to the Closing Date; provided, however, that nothing in this Section 8.18 (Certain Recoveries under Seller's insurance Policies) shall obligate Seller to pay any premium or incur any other costs to maintain any coverage for the benefit of Purchaser. If at any time after Closing Purchaser reasonably believes that any Assumed Liability incurred prior to the Closing Date is covered by any of the insurance policies retained by Seller, Purchaser may notify Seller of such coverage and Seller shall use commercially reasonable efforts to collect any amounts available under such insurance coverage for the benefit of Purchaser. In the event that Purchaser elects to participate in such collection efforts, Seller shall consult with Purchaser before filing any notice or initiating any other communications with the insurance carrier and shall follow any reasonable directions provided by Purchaser with respect to the handling of the insurance claim. Seller agrees that it shall offset any recovery or such insurance claims against Purchaser’s obligations to indemnify Seller.

8.19  Financing. Prior to the Closing Date, Purchaser and Wamberg shall deliver to AUSA Holding and Merger Sub a copy of a firm commitment letter or letters from a bank or banks reasonably acceptable to AUSA Holding and Merger Sub or evidence of an escrow deposit in either case evidencing that Purchaser and Wamberg have sufficient funds immediately available to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

8.20  Additional Closing Deliveries. At Closing, Seller and Purchaser shall provide all customary certificates, instruments and other documents required to effect the transactions contemplated by this Agreement that are reasonably requested by the other party. All such certificates, instruments and other documents shall be reasonably satisfactory in form and substance to such other party and its counsel.

8.21  Cash at Closing. The parties hereby agree that immediately prior to the Closing, other than cash on deposit in the bank accounts of Seller and cash that will remain with Seller after Closing, Seller’s cash shall consist only of cash referred to in Section 2.1(a).

ARTICLE 9
MISCELLANEOUS

9.1  Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller only if such amendment or waiver is set forth in a writing executed by Seller and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

9.2  Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Seller:	Clark, Inc.
102 S. Wynstone Park Drive
North Barrington, IL 60010
Attn: President
with a copy to:	Vedder, Price, Kaufman & Kammholz, P.C.
222 N. LaSalle Street, Suite 2400

Chicago, IL 60601
Attn: Stanley B. Block, Esq.
Lane R. Moyer, Esq.
Notices to Purchaser:	Clark Wamberg, LLC
102 S. Wynstone Park Drive
North Barrington, IL 60010
Attn: Tom Wamberg

with a copy to:	Holland & Knight LLC
131 South Dearborn Street
Chicago, IL 60603
Attn: Craig McCrohon

9.3  Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of Seller’s liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of Purchaser shall be assignable by Purchaser without the prior written consent of Seller. Seller may assign its interest under this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future, or to any third party that has proposed an alternative transaction to that contemplated under the Merger Agreement, including a Superior Proposal, accepted by the Board of Directors of Seller.

9.4  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

9.5  No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and the indemnified parties under Sections 6.1, 6.2 and 6.4 hereof and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any person, nor shall any provision give any third parties, except with respect to the indemnified parties under Article 6 (Indemnification), any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever, except the indemnified parties under Article 6 (Indemnification).

9.6  No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

9.7   Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.

9.8   Complete Agreement. This document and the documents referred to herein or delivered in connection herewith contain the complete agreement between the parties and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way including, without limitation the agreement between the parties dated as of November 1, 2006 and the January 29, 2007 First Amendment and letter agreement executed in connection therewith, and the letter agreement dated February 7 (and signed February 8, 2007). Notwithstanding the foregoing, Purchaser and Wamberg acknowledge that Special Committee and the Board of Directors have relied upon, may continue to rely upon, and (except with respect to the asset purchase agreement dated as of November 1, 2006 and the January 29, 2007 First Amendment and letter agreement executed in connection therewith) this Section 9.8 does not negate the documents that were received by the Special Committee or Board of Directors of the Seller or their representatives from or on behalf of Purchaser or Wamberg in connection with their purchase of the Purchased Assets. To the extent of any conflict between the terms of this Agreement and the letter agreement dated February 7 (and signed February 8, 2007), this Agreement will govern.

9.9  Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

9.10  Governing Law. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

9.11  Release. Purchaser releases Seller from any and all claims which it has as of the date hereof in respect of the bidding process conducted by the Seller or its Special Committee or in connection with the sale of the Purchased Assets or any actions taken by the Special Committee.

9.12  Disclaimer of Warranties. It is the explicit intent and understanding of each party hereto that neither Seller nor any of such party’s affiliates is making any representation or warranty whatsoever, oral or written, express or implied, with respect to the Other Business Segments, and Purchaser and its affiliates are not relying on any statement, representation or warranty, oral or written, express or implied, made by any other party hereto or such other party’s affiliates. Purchaser’s affiliates (as current executive officers and board members of Seller) are familiar and knowledgeable with the Other Business Segments, and therefore acknowledge that the assets of the Other Business Segments are being allocated and sold to Purchaser on an “as-is, where-is” basis as of the Closing Date without any representations or warranties, express or implied.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1  Seller’s Representations. Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that it is a corporation in good standing in the State of Delaware; that it is fully authorized and empowered to execute and deliver this Agreement; and that the person executing this Agreement on its behalf is fully authorized to do so.

10.2  Purchaser’s Representations. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a)  Purchaser is a limited liability company in good standing in the State of Delaware, that it is fully authorized and empowered to execute and deliver this Agreement; and that the person executing this Agreement on its behalf is fully authorized to do so.

(b)  Purchaser has obtained commitments for sufficient financing from a bank reasonably acceptable to Seller so that it will have the funds immediately available to it as required to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

(c)  None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any filing to be made by Seller with the Securities and Exchange Commission shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)  The execution, delivery and performance by Purchaser of this Agreement and each of the other agreements contemplated hereby, and the consummation by Purchaser of all other transactions contemplated by this Agreement, and the performance by Purchaser of its obligations under this Agreement have been duly authorized by all requisite action on the part of Purchaser and its Board of Managers.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Clark, Inc.

By: /s/ Randolph A. Pohlman
Its: Chairman of the Special Committee of Clark, Inc.

Clark Consulting, Inc.

By: /s/ Randolph A. Pohlman
Its: Director

Clark Wamberg, LLC

By: /s/ W.T. Wamberg
Its: Manager

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby join in and agree to the foregoing Asset Purchase Agreement, dated as of February 14, 2007 in all respects as a joint and several obligor with Clark Wamberg, LLC, and I agree to provide all funds required to consummate the transactions contemplated hereby, if necessary, without bank financing or equity contributions to Clark Wamberg, LLC by others.

Dated:  2/14/07                                                         /s/ W.T. Wamberg
                                                   W.T. Wamberg

The undersigned hereby acknowledges and consents to the execution, delivery and performance of this Agreement.

AUSA Holding Company

By: /s/ James A. Beardsworth
Its: President